                              Mayer, Brown & Platt
                                 1675 Broadway
                         New York, New York 10019-5820


                                                         March 2, 2000


Morgan Stanley Dean Witter Tax-Exempt Securities Trust
Two World Trade Center
New York, New York 10048

Ladies and Gentlemen:


          This opinion is being furnished to Morgan Stanley Dean Witter Tax-Exempt Securities Trust, a Massachusetts business trust ("Tax-Exempt"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by Tax-Exempt in connection with the acquisition by Tax-Exempt, of substantially all the assets of Massachusetts Series, a portfolio of Morgan Stanley Dean Witter Multi-State Municipal Series Trust, a Massachusetts business trust ("Massachusetts Series"), in exchange for shares of beneficial interest of Tax-Exempt ("Shares") and the assumption by Tax-Exempt of certain stated liabilities of Massachusetts Series pursuant to an Agreement and Plan of Reorganization dated as of January 26, 2000 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

        As to matters of Massachussetts law contained in this opinion, we have relied upon the opinion of Lane Altman & Owens LLP, dated March 2, 2000.

        Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in Tax-Exempt's Statement of Additional Information dated May 1, 1999 under the caption "Capital Stock And Other Securities").

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                  Very truly yours,


                                  /s/ Mayer, Brown & Platt